UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2012

BROADWAY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27464	95-4547287
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 Wilshire Boulevard, Los Angeles, California		90010
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (323) 634-1700

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 9, 2012, Mr. Wilbur McKesson, Chief Loan Officer of Broadway Federal Bank (“Bank”), the principal subsidiary of Broadway Financial Corporation (the “Company”), will assume the position of Loan Production Lead and will report to Mr. Norman Bellefeuille, the Bank’s new Chief Loan Officer.

Item 8.01	Other Events

On June 5, 2012, the Bank completed the sale of its headquarters building, located at 4800 Wilshire Boulevard Los Angeles, CA 90010, to the Lebanese American Foundation, Inc. a California non-profit public benefit corporation, for a purchase price of $4.5 million. The sale agreement included a lease-back provision to the Bank for a six-month lease term at a monthly rent of $25,000.

The Company announced in a press release dated July 16, 2012 that Mr. Norman Bellefeuille has been appointed as Chief Loan Officer of the Bank effective July 9, 2012. He will not have a fixed term of office and will serve at the pleasure of the board of directors. Mr. Bellefeuille is a thirty-five year banking industry veteran, specializing in lending and real estate. Prior to joining the Bank, Mr. Bellefeuille served as the Lending Division Manager at Luther Burbank Savings. His prior experience includes service as Multifamily Lending Manager at CalNational Bank and Chief Lending Officer at OneUnited Bank and Family Savings Bank.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release, dated July 16, 2012, announcing Mr. Norman Bellefeuille’s appointment as Chief Loan Officer of the Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWAY FINANCIAL CORPORATION
(Registrant)

Date: July 18, 2012	By	/s/ Sam Sarpong
Sam Sarpong
Chief Financial Officer